Exhibit 10.1

AMENDED & RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is effective as of this 24th day of October, 2008 (“Effective Date”), by and between GREEN PLAINS RENEWABLE ENERGY, INC., an Iowa corporation (the “Company”), and JERRY PETERS, an individual (“Executive”).

In consideration of the promises and mutual covenants contained herein, the parties hereto agree as follows:

1.

Employment; Location. The Company hereby employs Executive and Executive hereby accepts such employment in the Omaha, Nebraska metro area.

2.

Term. Executive’s employment shall be “at-will” and may be terminated at any time, by either party, for any reason whatsoever (the “Term”).

3.

Duties and Authorities. During the Term:

3.1

Executive shall be appointed and serve as the Chief Financial Officer of the Company and will report to the Chief Executive Officer (“CEO”) of the Company. Executive shall have responsibilities, duties and authority reasonably accorded to and expected of such positions in similar businesses in the United States, including and such responsibilities and duties assigned by Chief Operating Officer and Chief Executive Officer from time to time (the “Duties”).

3.2

Except as otherwise expressly provided herein, Executive shall diligently execute such Duties and shall devote his full time, skills and efforts to such Duties, subject to the general supervision and control of the CEO.  Except as expressly approved by the Board, Executive will not engage in any other employment, occupation or consulting activity during the Term of this Agreement.  The Board will, however, allow Executive to serve on one outside board of directors or advisory board.  This commitment may not require more than eight hours per month and is subject to Company’s right to discontinue this authorization at any time and for any or no reason.

4.

Compensation and Benefits. The Company shall pay Executive, and Executive accepts as full compensation for all services to be rendered to the Company, the following compensation and benefits:

4.1

Base Salary. The Company shall pay Executive a base salary of Two Hundred Eighty Thousand Dollars ($280,000) per year.  Base salary shall be payable in equal installments twice monthly or at more frequent intervals in accordance with the Company’s customary pay schedule.  The Company shall annually consider increases of Executive’s base salary and may periodically increase such base salary in its discretion.

4.2

Additional Compensation.  In addition to base salary, the Company shall pay the following to Executive:

(a)

Special One-Time Bonus.  The Company shall pay to Executive a one-time bonus in connection with the execution of this Agreement in the amount equal to Sixty Thousand Dollars ($60,000), payable within 10 business days following the Effective Date of this Agreement.

(b)

Annual Bonus.  Executive will be entitled to a bonus of up to fifty percent (50%) of annual base salary, payable annually, based on objectives set by the Company.  The Company will obtain feedback from Executive before setting bonus objectives.

(c)

Long-Term Incentive Compensation.  The Compensation Committee will engage an outside compensation consultant to assist in the development of a long-term incentive program (“LTIP”) for the Company. Executive shall be eligible to participate in such LTIP at the sole discretion of the Company.

4.3

Equity Incentive Compensation.

(a)

Stock Compensation.  On the Effective Date, the Company shall provide Executive a grant of 25,000 shares of the Company’s common stock which shall be subject to terms and conditions set out in the Company’s 2007 Equity Compensation Plan and related stock grant and to approval by the Company’s shareholders (or in the alternative, allocated from the 2007 Equity Compensation Plan, or any successor thereto, in 2009).  As will be set forth in the related stock grant, the shares shall vest as follows:  one-fourth shall vest at the Effective Time (subject to the Company’s shareholder approval or the alternative set forth above), with one-fourth vesting each year thereafter until fully vested.  All shares not vested at the time of Executive’s termination from employment shall be forfeited. Executive hereby requests the Company withhold a portion of these shares to apply against applicable income and employment tax withholding on the issuance of shares.  Accordingly, at the time of each share issuance 65 percent of the vesting shares shall be released and the value of the remaining 35 percent of the vesting (determined based on the closing price of the stock on the date of vesting) shall be applied against the Executives tax withholding.

(b)

Option Compensation.  On the Effective Date, Executive will be granted an option exercisable for 50,000 shares of the Company’s common stock at a strike price of $5.99.  The option shall vest as follows:  one-fourth shall vest at the Effective Time with one-fourth vesting each year thereafter until fully vested.  The options shall terminate on the earlier of the ten (10) year anniversary of the Effective Date or the 90th day after Executive’s termination of employment for any reason, other than for death or disability, in which case the grant shall terminate on the 366th day after death or disability, and shall be subject to terms and conditions set out in the Company’s 2007 Equity Compensation Plan and related stock option grant.

4.4

Additional Benefits.  Executive shall be permitted, during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health or dental program, pension plan, similar benefit plan or other so-called “fringe benefits” of the Company made available to officers of the Company.

4.5

Vacation.  Executive shall be entitled to an aggregate of up to four weeks leave for vacation for each calendar year during the Term at full pay.  Executive agrees to give reasonable notice of his vacation scheduling requests, which shall be allowed subject to the Company’s reasonable business needs. No more than five (5) days vacation may be carried over from one year to the next year.

4.6

Deductions.  The Company shall have the right to deduct from the compensation due to Executive hereunder any and all sums required for social security and withholding taxes and for any other federal, state or local tax or charge which may be hereafter enacted or required by law as a charge on the compensation of Executive.

5.

Business Expenses. Executive may incur reasonable, ordinary and necessary business expenses in the course of his performance of his obligations under this Agreement. The Company shall reimburse Executive in accordance with the Company’s business expense reimbursement policy.

6.

Reserved.

7.

Termination.

7.1

Termination for Cause.  Executive’s employment hereunder shall be terminable for Cause (as defined below) upon written notice from the Company to Executive. As used in this Agreement, “Cause” shall mean one of the following: (a) a material breach by Executive of the terms of this Agreement, not cured within thirty (30) days from receipt of notice from the Board of such breach, (b) conviction of or plea of guilty or no contest to, a felony; (c) willful misconduct or gross negligence in connection with the performance of Executive’s duties; or (d) willfully engaging in conduct that constitutes fraud, gross negligence or gross misconduct that results in material harm to the Company.  For purposes of this definition, no act, or failure to act, on Executive’s part shall be considered "willful" unless done, or omitted to be done, by Executive in knowing bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interests of the Company.  If the Company terminates Executive’s employment for Cause, Executive shall be paid his salary and benefits through the date of termination and, except as otherwise required by applicable law or under any applicable and properly approved compensation plan or arrangement, no other amounts shall be payable.

7.2

Termination without Cause or for Good Reason.  The Company may terminate Executive’s employment at any time for any reason (or no reason) other than Cause, as determined by the Board and the Executive may terminate Executive’s employment with the Company for Good Reason and resign any and all positions as officer of the Company and any related companies. If the Company terminates Executive’s employment without Cause or the Executive terminates his employment for Good Reason:

(a)

The Company shall pay within 10 business days after such termination:  (1) an amount equal to six (6) months of Executive’s full base salary on the date of his termination plus (2) an amount equal to the greater of one-half times the maximum annual cash bonus that could be paid to Executive for the year in which termination occurred or one-half times the average bonus paid to Executive during the prior two years; and

(b)

All options and other equity awards, whether made pursuant to this agreement or otherwise, shall become fully vested and released from any restrictions on transfer upon such termination.

As used in this Agreement, “Good Reason” shall mean any of the following if the same occurs without Executive’s express written consent:  (a) a material diminution in Executive’s base salary as described in Section 4.1, which for such purposes shall be deemed to exist with a reduction of greater than fifteen percent (15%) ; (b) a material diminution in Executive’s authority, Duties, or responsibilities; (c) a material diminution in the authority, duties, or responsibilities of the person to whom Executive is required to report; (d) a material change in the geographic location at which Executive must perform the services pursuant to Section 1 (for this purpose, any relocation of more that 50 miles shall be deemed a material change following a Change in Control as defined in the 2007 Equity Compensation Plan; (e) any material reduction or other adverse change in Executive’s benefits under any applicable and properly approved compensation plan or arrangement without the substitution of comparable benefits; or (f) any other action or inaction that constitutes a material breach by the Company under this Agreement. To terminate for Good Reason, an Executive must incur a termination of employment on or before the second (2nd) anniversary of the initial existence of the condition.

Executive shall be required to provide notice to the Company of the existence of any of the foregoing conditions within 60 days of the initial existence of the condition, upon the notice of which the Company shall have a period of 30 days during which it may remedy the condition.

7.3

Termination by Executive Without Good Reason.  If Executive terminates without Good Reason, then Executive will be required to give the Company at least ninety (90) days notice.  If Executive terminates without Good Reason then Executive will be paid his salary and benefits through the date of termination and, except as otherwise required by applicable law, no other amounts shall be payable except as provided under any applicable and properly approved compensation plan or arrangement.

7.4

Section 280G Adjustments.  In the event that the severance benefits provided the Executive as described in Section 7.2 and all other benefits provided for in this Agreement or otherwise payable to the Executive (excluding for this purpose any payments that may be made under this section) (the “Company Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code, and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay to the Executive, at the time specified in paragraph (i) below, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any payments made pursuant to this section and after deduction of any U.S. federal, state and local income or payroll tax on the payments made pursuant to this section, shall be equal to the Company Payments. For purposes of calculating the Gross-Up Payment, the Executive shall be deemed to pay income taxes at the highest applicable effective federal, state and local income tax marginal rates for the calendar year in which the Gross-Up Payment is to be made.

(i)

Unless the Company and the Executive otherwise agree in writing, the determination of the Executive’s Excise Tax liability and the amount required to be paid under this section shall be made promptly in writing by the Company’s independent public accountants or such other tax experts as reasonably agreed to by the Company and the Executive (the “Accountants”) and such amount shall be paid to the Executive promptly, and in any event within 10 days after such determination. In the event that the Excise Tax incurred by the Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and the Executive agree to promptly pay such differential as the Accountants reasonably determine is appropriate, including interest and any tax penalties, to the other party.  For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is “substantial authority” tax reporting position. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.  For purposes of the computations herein, the Accountants shall assume that the Executive’s income is subject to income taxes at the highest applicable effective Federal, state and local income tax marginal rates for the calendar year for which a particular computation relates.

(ii)

In the event of any proposed adjustment with the Internal Revenue Service (or other applicable taxing authority) with respect to the Excise Tax which would result in an increase in the amount of the Gross-Up Payment, the Executive shall permit the Company to control the issues related to the Excise Tax (at the Company’s expense), provided that such issues do not potentially adversely affect the Executive.  In the event issues are interrelated, the Executive and the Company shall in good faith cooperate so as to not jeopardize resolution of either issue.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive and the Executive’s representative shall cooperate with the Company and its representative.

7.5

Effect of Termination.  In the event Executive’s employment is terminated, all obligations of the Company and all obligations of Executive shall cease except that (a) the terms of this Section 7 and of Sections 8 through 22 below shall survive such termination and (b) the Company shall continue to be obligated to fulfill its obligations pursuant to Section 4 and 5 to the extent they have not been satisfied as of the date of such termination. Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth in this Agreement, except to the extent provided in any applicable compensation plan or arrangement.

8.

Covenant Not to Compete; Nonsolicitation.

8.1

Covenant.  Executive hereby agrees that, while he is employed or engaged by the Company as either an employee or as a consultant pursuant to this Agreement, and, in any event, for the six (6)-month period following Executive’s termination of employment for any reason, he will not directly or indirectly compete (as defined in Section 8.2 below) with the Company in any geographic area in which the Company does or has done business.

8.2

Direct and Indirect Competition.  As used herein, the phrase “directly or indirectly compete” shall mean owning, managing, operating or controlling, or participating in the ownership, management, operation or control of, or being connected with or having any interest in, as a stockholder, director, officer, employee, agent, consultant, assistant, advisor, sole proprietor, partner or otherwise, any business (other than the Company’s) engaged in the production, marketing, sale or distribution of ethanol, provided, however, that this prohibition shall not apply to ownership of less than one percent (1%) of the voting stock in companies whose stock is traded on a national securities exchange or in the over-the-counter market.

8.3

Nonsolicitation.  Executive hereby agrees that while he is employed or engaged by the Company as either an employee or as a consultant pursuant to this Agreement, and, in any event, during the two (2)-year period following Executive’s termination of employment for any reason, he will not directly or indirectly solicit or attempt to solicit any customer, vendor or distributor of the Company, other than for the Company, with respect to any product or service being furnished, made or sold by the Company at any time during Executive’s employment with the Company.  Executive further agrees that during such time period, Executive shall not, directly or indirectly, solicit, encourage or attempt to solicit any of the executives, managers or employees who are employed by the Company on his termination date to become executives, manages or employees of any other person or entity with which Executive is affiliated.

9.

Confidential Information.  Executive acknowledges that during his employment or consultancy with the Company he will develop, discover, have access to and/or become acquainted with technical, financial, marketing, personnel and other information relating to the present or contemplated products or the conduct of business of the Company which is of a confidential and proprietary nature (“Confidential Information”). Executive agrees that all files, records, documents and the like relating to such Confidential Information, whether prepared by him or otherwise coming into his possession, shall remain the exclusive property of the Company, and Executive hereby agrees to promptly disclose such Confidential Information to the Company upon request and hereby assigns to the Company any rights which he may acquire in any Confidential Information. Executive further agrees not to disclose or use any Confidential Information and to use his best efforts to prevent the disclosure or use of any Confidential Information either during the term of his employment or consultancy or at any time thereafter, except as may be necessary in the ordinary course of performing his duties under this Agreement. Upon termination of Executive’s employment or consultancy with the Company for any reason, (a) Executive shall promptly deliver to the Company all materials, documents, data, equipment and other physical property of any nature containing or pertaining to any Confidential Information, and (b) Executive shall not take from the Company’s premises any such material or equipment or any reproduction thereof.

10.

Inventions.

10.1

Disclosure of Inventions.  Executive hereby agrees that if he conceives, learns, makes or first reduces to practice, either alone or jointly with others, any “Employment Inventions” (as defined in Section 10.3 below) while he is employed by the Company, either as an employee or as a consultant, he will promptly disclose such Employment Inventions to the Board or to any other Company officer designated by the Board.

10.2

Ownership, Assignment Assistance and Power of Attorney.  All Employment Inventions shall be the sole and exclusive property of the Company, and the Company shall have the right to use and to apply for patents, copyrights or other statutory or common law protection for such Employment Inventions in any country. Executive hereby assigns to the Company any rights which he may acquire in such Employment Inventions. Furthermore, Executive agrees to assist the Company in every proper way at the Company’s expense to obtain patents, copyrights and other statutory or common law protections for such Employment Inventions in any country and to enforce such rights from time to time. Specifically, Executive agrees to execute all documents as the Company may desire for use in applying for and in obtaining or enforcing such patents, copyrights and other statutory or common law protections together with any assignments thereof to the Company or to any person designated by the Company. Executive’s obligations under this Section 10 shall continue beyond the termination of his employment under this Agreement, but the Company shall compensate Executive at a reasonable rate after any such termination for the time which Executive actually spends at the Company’s request in rendering such assistance. In the event the Company is unable for any reason whatsoever to secure Executive’s signature (after reasonable attempts to do so) to any lawful document required to apply for or to enforce any patent, copyright or other statutory or common law protections for such Employment Inventions, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act in his stead to execute such documents and to do such other lawful and necessary acts to further the issuance and prosecution of such patents, copyrights or other statutory or common law protection, such documents or such acts to have the same legal force and effect as if such documents were executed by or such acts were done by Executive.

10.3

Employment Inventions.  The definition of “Employment Invention” as used herein is as follows: “Employment Invention” means any invention or part thereof conceived, developed, reduced to practice, or created by Executive which is: (a) conceived, developed, reduced to practice, or created by Executive: (i) within the scope of his employment; (ii) on the Company’s time; or (iii) with the aid, assistance, or use of any of the Company’s property, equipment, facilities, supplies, resources, or intellectual property; (b) the result of any work, services, or duties performed by Executive for the Company; (c) related to the industry or trade of the Company; or (d) related to the current or demonstrably anticipated business, research, or development of the Company.

10.4

Exclusion of Prior Inventions.  Executive has identified on Exhibit A attached hereto a complete list of all inventions which Executive has conceived, learned, made or first reduced to practice, either alone or jointly with others, prior to employment with the Company and which Executive desires to exclude from the operation of this Agreement. If no inventions are listed on Exhibit A, Executive represents that he has made no such inventions at the time of signing this Agreement.

10.5

Inventions of Third Parties.  Executive shall not disclose to the Company, use in the course of his employment, or incorporate into the Company’s products or processes any confidential or proprietary information or inventions that belong to a third party, unless the Company has received authorization from such third party and Executive has been directed by the Board to do so.

11.

Compliance with Section 409A of the Code.  Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted, construed and conformed in accordance with Section 409A of the Code and regulations and other guidance issued thereunder. If, on the date of Executive’s separation from service (as defined in Treasury Regulation §1.409A-1(h)), Executive is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), no payment shall be made under this Agreement at any time during the 6-month period following the Employee's separation from service of any amount that results in the "deferral of compensation" within the meaning of Treasury Regulation §1.409A-1(b), after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) and (v), and any amounts otherwise payable during such 6-month period shall be paid in a lump sum on the first payroll payment date following expiration of such 6-month period.

12.

No Conflicts.  Executive hereby represents that, to the best of his knowledge, his performance of all the terms of this Agreement and his work as an employee or consultant of the Company does not breach any oral or written agreement which he has made prior to his employment with the Company.

13.

Equitable Remedies.  Executive acknowledges and agrees that the breach or threatened breach by him of certain provisions of this Agreement, including without limitation Sections 8, 9 or 10 above, would cause irreparable harm to the Company for which damages at law would be an inadequate remedy. Accordingly, Executive hereby agrees that in any such instance the Company shall be entitled to seek injunctive or other equitable relief in addition to any other remedy to which it may be entitled.

14.

Assignment.  This Agreement is for the unique personal services of Executive and is not assignable or delegable in whole or in part by Executive without the consent of the Board. This Agreement may be assigned or delegated in whole or in part by the Company and, in such case, the terms of this Agreement shall inure to the benefit of, be assumed by, and be binding upon the entity to which this Agreement is assigned.

15.

Waiver or Modification.  Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the parties hereto.

16.

Entire Agreement.  This Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to the specific subject matter covered herein and therein and supersede all prior oral or written understandings and agreements with respect to such specific subject matter.

17.

Severability.  If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain enforceable in full force and effect, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of such affected provision to preserve the enforceability thereof to the maximum extent then permitted by law.

18.

Notices.  All notices thereunder shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile transmission, sent by overnight courier service, or sent by United States mail, return receipt requested. Such notices shall be deemed to have been given: (a) if delivered in person, on the date of delivery; (b) if delivered by facsimile transmission, on the date of transmission if transmitted by 5:00 p.m. (local time, Omaha, Nebraska) on a business day or, if not, on the next succeeding business day; provided that a copy of such notice is also sent the same day as the facsimile transmission by any other means permitted herein; (c) if delivered by overnight courier, on the date that delivery is first attempted; or (d) if by United States mail, on the earlier of two (2) business days after depositing in the United States mail, postage prepaid and properly addressed, or the date delivery is first attempted. Notices shall be addressed as set forth as set forth on the signature page hereof, or to such other address as the party to whom such notice is intended shall have previously designated by written notice to the serving party. Notices shall be deemed effective upon receipt.

19.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska, without reference to the choice of law provisions thereof.

20.

Attorneys’ Fees.  In the event an action or proceeding is brought by any party under this Agreement to enforce or construe any of its terms, the party that prevails by enforcing this Agreement shall be entitled to recover, in addition to all other amounts and relief, its reasonable costs and attorneys’ fees incurred in connection with such action or proceeding.

21.

Construction. Whenever the context requires, the singular shall include the plural and the plural shall include the singular, the whole shall include any part thereof, and any gender shall include all other genders. The headings in this Agreement are for convenience only and shall not limit, enlarge, or otherwise affect any of the terms of this Agreement. Unless otherwise indicated, all references in this Agreement to sections refer to the corresponding sections of this Agreement. This Agreement shall be construed as though all parties had drafted it.

22.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Counterparts and signatures transmitted by facsimile shall be valid, effective and enforceable as originals.

IN WITNESS WHEREOF, Executive has signed this Agreement personally and the Company has caused this Agreement to be executed by its duly authorized representative.

GREEN PLAINS RENEWABLE ENERGY, INC.

By:    /s/ Wayne Hoovestol

Name:  Wayne Hoovestol

Title: Chief Executive Officer

Address:

Green Plains Renewable Energy, Inc.

9420 Underwood Ave., Suite 100

Omaha NE 68114

Executive

   /s/ Jerry Peters

Jerry Peters, individually

Address:

Green Plains Renewable Energy, Inc.

9420 Underwood Ave., Suite 100

Omaha NE 68114

EXHIBIT A

EXCLUDED INVENTIONS